BLACKOUT NOTICE

         Important Notice Concerning 401(k) Plan Blackout Period and Restrictions on Your Ability to Trade Shares of CCBG Stock

December 23, 2005

To All Executive Officers and Directors:

This notice is to inform you of significant restrictions on your ability to trade any equity securities of Capital City Bank Group, Inc. (the "Company") during an upcoming "blackout period" that will apply to the Company's 401(k) Plan (the "Plan"). This special "blackout period" is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission regulation BTR (Blackout Trading Restriction) and is in addition to the Company's blackout periods related to earnings releases.

Fourth Quarter Blackout

As you know, our regular fourth quarter earnings blackout began at the opening of the NASDAQ National Market on December 9, 2005 and will last until 48 hours after the Company's fourth quarter earnings are announced, which is anticipated to be the closing of the NASDAQ National Market on January 30, 2006.

Sarbanes-Oxley Blackout

As Trustee of the Plan, Capital City Trust Company ("CCTC") received notice from its current partner, Federated Investors, that they will no longer provide web-based record keeping services for retirement plans after February 25, 2006. While Federated Investors did make arrangements with another third party to provide these services, CCTC elected to eliminate the need for a third party record-keeper and invested the resources required to provide these record-keeping services internally. Although the Company expects this change to be positive, there will be a period of time during the conversion process when Participants will be unable to direct or diversify investments in their individual accounts or obtain a distribution from the Plan. All transactions under the Plan will be suspended from 2:00 p.m. Eastern Time on
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January 25, 2006 until the opening of the NASDAQ National Market on February
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9, 2006 (the "Blackout Period").  These limitations on transactions during
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the transition to the Company's own record-keeping service will impact the ability of Participants to trade the Company's Common Stock.

As a result, under Section 306(a) of the Sarbanes-Oxley Act of 2002, directors and executive officers are prohibited by federal law from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity securities of the Company during the Blackout Period. During the
                                                              ----------
Blackout Period, you must not directly or indirectly purchase, sell, or
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otherwise acquire or transfer any equity security of CCBG.  This Blackout
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Period is in addition to our regular earnings blackout, and will have the effect of extending the fourth quarter blackout until February 9, 2006.

As a reminder, the blackout policy and preclearance procedures also apply to transactions by your spouse and members of your immediate family sharing your household (as well as to transactions by certain of your affiliated trusts and other entities).

Should you have any questions, please do not hesitate to contact Robert H. Smith of the Company at (850) 671-0316, 217 North Monroe Street, Tallahassee, Florida 32301.
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